EXHIBIT 10.1

DSG International Limited

Audit Committee

Policy For Handling Financial

Reporting Process Complaints

DSG International Limited (“DSGI” or the “Company”) is committed to providing all of its employees with a fair and “open” environment in which to voice complaints about any improprieties discovered in the workplace related to financial reporting and questionable practices. The Company has established a formal procedure and administrative framework in which the employee is able to voice the discovery of any improper conduct, behavior, action or doubtful practice, which constitutes the basis for the complaint. This policy sets forth a framework that will allow the employee access to proper channels within the Company to have the complaint brought to the attention of those individuals responsible for resolution of any breach of policy or practice in this area.

Guiding Principle: The Company encourages each of its employees to report any conduct, behavior or practice he or she perceives to represent a breach of a Company policy, infraction of the Company Business Code of Conduct or violation of law.

Defining the basis of a Complaint: It is difficult to define all types of situations that may give rise to the basis of a complaint for which an employee feels the need to “speak up.” However a proper channel of communication is being made available to respond to these complaints. The following are examples of behavior or practices expressly prohibited by the Company that may invoke the need for an employee to utilize the “speak up” communication channel within DSGI that handles these types of complaints.

Examples:

•	use of questionable accounting methods to record the Company’s financial transactions

•	conflicts of interest

•	fraud

•	receipt of “kick-backs” from suppliers/vendors or any other entity or individual not here-to-for mentioned, but engaged in conducting normal course of business activities with the Company

•	submission of false reports

•	improper reporting of information of any kind

•	mis-use of proprietary information (“intellectual property”) to “outsiders”

•	retaliation of any kind toward an employee for submitting a Concern Response Form under this policy

The list of items above is not an all-inclusive list of activities, actions or events that might initiate an employee complaint. The list is intended to provide examples of typical activities that are prohibited by the Company. If as a result of the investigative process the complaint is satisfactorily proven legitimate the Company will take the appropriate actions to rectify the situation. The actions taken by the Company in response to any complaint can result in substantial negative consequences to the violator of any policy. It should be noted that the Company takes this process and policy very seriously. The Company will make every effort through the use of independent and impartial resources to evaluate each concern brought forward in the form of a complaint. Any decision reached by the Company after review and acceptance by the Audit Committee will be final.

Policy No. I-DSGILAF-003-101003	1

Getting Started: Each employee should become familiar with the Company’s policies, practices and regulations that affect his or her job. If you are unsure about reporting an incident you should ask yourself whether the activity in question complies with the law, violates the DSGI Business Code of Conduct or does not reflect the use of sound accounting practices. There is no time limit on reporting a concern, but timely reporting will aid the investigative process of the factual information presented.

How to Report a Concern/Complaint: You should initially speak to your supervisor. If you are uncomfortable communicating with your supervisor you should then approach your local human resource department representative. If you are concerned about approaching either of these sources you can either email or write a letter directly to the Company’s Audit Committee Chairman. A special email address has been established for this purpose. The email address is DSGCOMPLT@YAHOO.COM and can only be accessed by the Audit Committee Chairman or his “independent designee”.

Processing a Complaint:

•	The human resource department will provide you with a form to record the concern/complaint. (A copy of the Concern Response Form is a part of this policy.)

•	State the facts with as much specific information as possible so that your allegations are clearly stated and can be properly investigated.

•	These “Concern Response Forms” will be logged onto a worksheet that will be used to monitor the response time from the date the initial concern was recorded.

•	The Company will provide the employee with a preliminary response to the concern submitted on the “Concern Response Form” within five (5) business days.

•	The employee will be brought up to date on a bi-weekly basis as to the status of the Company’s response.

•	In no case will the Company take more than forty-five (45) days to provide the employee with a final decision in response to a concern filed under this policy.

•	All allegations/concerns will be investigated only when properly submitted.

•	Confidentiality will be maintained within the limits of the law.

Defining the Concern Response Procedure: It is the responsibility of the Company to ensure that it acts impartially in responding to all concerns brought forth by its employees under this policy. The impartial review process will include bringing all concern response forms to the attention of the Company’s Audit Committee. The Audit Committee is comprised of independent members of the Company’s Board of Directors. The Company will present its position on each concern response form to the Audit Committee and recommend or describe a course of action. The investigative process used to research the complaint and any changes required to Company policy to prevent any reoccurrence of the infraction will be provided to the Audit Committee in writing. The Audit Committee will make a final determination that may include changing the Company prescribed course of action and report the decision back to the employee. Record of the actions taken as a result of the review process will be recorded as a part of the Audit Committee’s meeting minutes. In accordance with this policy the Company will maintain records of all complaints brought forward under this policy by its employees for a period of three (3) years.

The Company as a public entity has the responsibility to act ethically and remain in compliance with all laws and regulations to which it is subject. This policy will help to demonstrate the Company’s accountability for its conduct by having a complaint handling policy in place to have employees voice concerns.

Policy No. I-DSGILAF-003-101003	2

DSG International Limited

Financial Reporting Complaint Policy

Concern Response Form

Date of Submission ___________________________________________

Location ___________________________________________________

*Name of person submitting concern _____________________________

Time of Incident Being Reported ________________________________

Description of the Concern

*Employee Signature ______________________________________________________________________________________

Date _________________________

Human Resource Representative Signature _____________________________________________________________________

*	This is not required. If the individual initiating the concern wishes to remain anonymous the Company will grant the individual anonymity. If anonymity is desired please either write directly to or email the DSGI Audit Committee Chairman at the address below.

Anil Thadani, DSG International Limited Audit Committee Chairman

9 Raffles Place, #10-02 Republic Plaza Tower 1, Singapore 048619

Email: DSGCOMPLT@YAHOO.COM

All Concern Response Forms will be handled confidentially.

Policy No. I-DSGILAF-004-101003